Exhibit 10.7

The original Restricted Share Units Agreement relating to the March 16, 1990 grant of restricted Common Shares to Robert D. Walter cannot be located. The purpose of this Restricted Share Units Agreement is to replace the lost Restricted Share Units Agreement. The terms of this Restricted Share Units Agreement are intended to be identical to the original Restricted Share Units Agreement.

RESTRICTED SHARE UNITS AGREEMENT

Cardinal Health, Inc. (fka Cardinal Distribution, Inc.), an Ohio corporation (the “Company”), on March 16, 1990, granted to Robert D. Walter (the “Grantee”) 10,000 (which as of the date of this Agreement have been split adjusted to equal 65,920) Common Shares in the Company (the “Restricted Shares”). Prior to the date of this agreement, 46,143 (post-split) of the Restricted Shares vested and became no longer restricted. As authorized by the September 27, 2001 resolutions of the Human Resources and Compensation Committee of the Board of Directors, the Company and Grantee desire to cancel the remaining 19,777 Restricted Shares (the “Remaining Restricted Shares”) and grant to Grantee 19,777 Restricted Share Units (the “Restricted Share Units” or “Award”) representing an unfunded, unsecured promise of the Company to deliver Common Shares to the Grantee as set forth herein. The Remaining Restricted Shares are thus hereby cancelled and forfeited. The Restricted Share Units are being granted pursuant to the Cardinal Health, Inc. Amended and Restated Equity Incentive Plan, as amended (the “Plan”), and shall be subject to all provisions of the Plan, which are hereby incorporated herein by reference, and shall be subject to the provisions of this agreement. Capitalized terms used herein which are not specifically defined herein shall have the meanings ascribed to such terms in the Plan.

1. Vesting. All (100%) of the Restricted Share Units shall vest on January 6, 2002.

2. Purchase Price. The purchase price of the Restricted Share Units shall be $-0-.

3. Transferability. The Restricted Share Units shall not be transferable.

4. Termination of Service. Unless otherwise determined by the Committee at or after grant or termination and except as set forth below, if the Grantee’s Continuous Service (as defined below) to the Company and its subsidiaries (collectively, the “Cardinal Group”) terminates prior to the vesting of the Restricted Share Units, all of the Restricted Share Units that have not vested shall be forfeited by the Grantee. If the Grantee’s Continuous Service terminates prior to the vesting of all of the Restricted Shire Units by reason of the Grantee’s death, by the Grantee for “Good Reason” or by the Company other than for “Cause” (as each such term is defined in the Employment Agreement to be entered into between the Grantee and the Company (the “Employment Agreement”)), then the restrictions with respect to all of the Restricted Share Units shall lapse and such shares shall not be forfeited. If, prior to the vesting of all of the Restricted Share Units, the Grantee suffers a “Disability” (as defined in the Employment Agreement), then, for purposes of the vesting of the Restricted Share Units, the Grantee shall be treated as a consulting employee and the Restricted Share Units shall continue to vest in accordance with the vesting schedule set forth in Section 1 above, provided that the Grantee and

The original Restricted Share Units Agreement relating to the March 16, 1990 grant of restricted Common Shares to Robert D. Walter cannot be located. The purpose of this Restricted Share Units Agreement is to replace the lost Restricted Share Units Agreement. The terms of this Restricted Share Units Agreement are intended to be identical to the original Restricted Share Units Agreement.

the Company enter into a mutually acceptable agreement pursuant to which the Grantee will continue as a consulting employee from the Disability Effective Date (as defined in the Employment Agreement), as applicable, through January 6, 2002 (notwithstanding any later date set forth in the Employment Agreement). For purposes of this agreement, the term “Continuous Service” shall mean the absence of any interruption or termination of service as an employee or director of any entity within the Cardinal Group.

5. Payment. On the later to occur of (a) the Grantee’s 62nd birthday or (b) the first date on which the Grantee would not be a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or on such earlier date as may be approved by the Board of Directors of the Company, the Grantee shall be entitled to receive from the Company (without any payment on behalf of the Grantee) the Company Common Shares represented by this Award.

6. Dividends. The Grantee shall not receive cash dividends on the Restricted Share Units but instead shall receive a cash payment from the Company on each cash dividend payment date of the Company in an amount equal to the dividends that would have been paid on the Company Common Shares represented by the Restricted Share Units.

7. No Shareholder Rights. The Grantee shall have no rights of a shareholder with respect to the Restricted Share Units, including, without limitation, the Grantee shall not have the right to vote the Common Shares represented by the Restricted Share Units.

8. Withholding Tax. The Company shall have the right to require the Grantee to pay to the Company the amount of any taxes which the Company is required to withhold with respect to the Restricted Share Units or, in lieu thereof, to withhold a sufficient amount of Common Shares underlying the Restricted Share Units to cover the amount required to be withheld. In the case of any amounts withheld for taxes pursuant to this provision in the form of Common Shares, the amount withheld shall not exceed the minimum required by applicable law and regulation.

CARDINAL HEALTH, INC.

DATE OF RE-EXECUTION: October 24, 2007	By:	/s/ Carole S. Watkins

	Title:	CHRO

The original Restricted Share Units Agreement relating to the March 16, 1990 grant of restricted Common Shares to Robert D. Walter cannot be located. The purpose of this Restricted Share Units Agreement is to replace the lost Restricted Share Units Agreement. The terms of this Restricted Share Units Agreement are intended to be identical to the original Restricted Share Units Agreement.

ACCEPTANCE OF AGREEMENT

The Grantee hereby: (a) acknowledges that he has received a copy of the Plan, a copy of the Company’s most recent Annual Report and other communications routinely distributed to the Company’s shareholders, and a copy of the Plan Description dated August 8, 2001 pertaining to the Plan; (b) accepts this agreement and the Restricted Share Units granted to him under this agreement subject to all provisions of the Plan and this agreement, (c) represents and warrants to the Company that he is purchasing the Restricted Share Units for his own account, for investment, and not with a view to or any present intention of selling or distributing the Restricted Share Units either now or at any specific or determinable future time or period or upon the occurrence or nonoccurrence of any predetermined or reasonably foreseeable event; and (d) agrees that no transfer of the Common Shares delivered in respect of the Restricted Share Units shall be made unless the Common Shares have been duly registered under all applicable Federal and state securities laws pursuant to a then-effective registration which contemplates the proposed transfer or unless the Company has received a written opinion of, or satisfactory to, its legal counsel that the proposed transfer is exempt from such registration:

/s/ Robert D. Walter
Grantee’s Signature

12-3-07
Date of Re-Execution